EXHIBIT 19


                       SECURITY CAPITAL GROUP INCORPORATED





                                  May 14, 2003


VIA FACSIMILE
-------------

Regency Realty Corporation
121 W. Forsyth Street, Suite 200
Jacksonville, FL 32202
Facsimile:  (904) 634-3428

Attention:  Martin E. Stein, Jr.

                           RE:  Registration of Shares of Common
                                Stock of Regency Centers Corporation
                                ------------------------------------

Dear Mr. Stein:

                     Pursuant to Section 2(a) of the Registration Rights Agreement, dated as of July 10, 1996, by and among Regency Realty Corporation ("Regency"), Security Capital Holdings S.A. and Security Capital U.S. Realty, as the same has been previously amended, Security Capital Group Incorporated hereby requests that Regency use its reasonable best efforts to promptly file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the offering on a continuous or delayed basis in the future of all of the 34,273,236 shares of common stock, par value $0.01 per share, of Regency that are owned of record by SC Shopping Mall Business Trust, a Maryland real estate investment trust and an indirect subsidiary of Security Capital Group Incorporated.

                     We look forward to working with you and your counsel to effect the registration of such shares.

                                      Sincerely,

                                      SECURITY CAPITAL GROUP INCORPORATED


                                      By: /s/ Joseph Parsons
                                          ------------------------------------
                                          Joseph Parsons
                                          Chairman and Chief Executive Officer

cc:  Charles E. Commander III, Esq.
     Foley & Lardner